Exhibit 99.1

FOR IMMEDIATE RELEASE

Otonomy Announces Pricing of $60.1 Million Public Offering

SAN DIEGO, July 9, 2020 — Otonomy, Inc. (Nasdaq: OTIC), a biopharmaceutical company dedicated to the development of innovative therapeutics for neurotology, today announced the pricing of an underwritten public offering of 14,500,000 shares of its common stock at a price to the public of $3.25 per share and, to certain investors in lieu of common stock, pre-funded warrants to purchase up to an aggregate of 4,000,000 shares of its common stock at a purchase price of $3.249 per each pre-funded warrant, which represents the per share public offering price for the common stock less the $0.001 per share exercise price for each such pre-funded warrant. The aggregate gross proceeds from this offering are expected to be approximately $60.1 million, before deducting underwriting discounts and commissions and other offering expenses payable by Otonomy. In addition, Otonomy has granted the underwriters a 30-day option to purchase up to an additional 2,775,000 shares of its common stock in connection with the public offering at the public offering price per share, less underwriting discounts and commissions. All of the shares of common stock and pre-funded warrants are being sold by Otonomy. The offering is expected to close on or about July 13, 2020, subject to customary closing conditions.

Cowen and Piper Sandler are acting as joint book-running managers in the offering. Cantor Fitzgerald & Co. is acting as a bookrunner and H.C. Wainwright & Co. is acting as lead manager for this offering.

A shelf registration statement (File No. 333-227269) was previously filed with the Securities and Exchange Commission (SEC) on September 9, 2018 and became effective on September 21, 2018. A preliminary prospectus supplement relating to and describing the terms of the offering was filed with the SEC on July 9, 2020. The final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. When available, copies of the final prospectus supplement and the accompanying prospectus relating to these securities may also be obtained by contacting one of the following: Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, by telephone at (833) 297-2926, or by email at PostSaleManualRequests@broadridge.com; or Piper Sandler & Co., by mail at 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, Attn: Prospectus Department, or by telephone at (800) 747-3924, or by email at prospectus@psc.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether or not Otonomy will be able to consummate the offering, the satisfaction of customary closing conditions, prevailing market conditions, the anticipated use of the proceeds of the offering which could change as a result of market conditions or for other reasons, and the impact of general economic, industry or political conditions in the United States or internationally. Additional risks and uncertainties relating to the offering, Otonomy and its business can be found under the heading “Risk Factors” in Otonomy’s most recent current, quarterly and annual reports filed with the SEC and in the preliminary prospectus supplement and accompanying prospectus relating to the offering to be filed with the SEC. Otonomy assumes no duty or obligation to update or revise any forward-looking statements for any reason.

Contacts:

Media Inquiries

Spectrum Science

Chloé-Anne Ramsey

Vice President

408.865.3601

cramsey@spectrumscience.com

Investor Inquiries

Westwicke ICR

Robert H. Uhl

Managing Director

858.356.5932

robert.uhl@westwicke.com

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